EXHIBIT 10.35

WEBSITE ASSET PURCHASE AGREEMENT

This Website Asset Purchase Agreement (the "Agreement ") is made effective on this 8th day of April, 2015, by and between FireResQ, Incorporated (the current owner/operator of FireFightingNews.com) with its legal address being 124 Poplar Point Drive, Mooresville, NC 28117 (the "Seller"), and Bright Mountain, LLC , a Florida limited liability company at 6400 Congress Avenue, Boca Raton, FL 33487 (the "Buyer ").

1.

WEBSITE PURCHASE

Subject to the terms and conditions contained in this Agreement the Seller hereby sells and transfers to the Buyer any and all of Seller's rights, title and interest in and to the Website and Internet Domain Name, FireFightingNews.Com and all of its respective contents (the "Website "), and any other rights associated with the Website , including, without limitation , any intellectual property rights , all related domains , logos , customer lists and agreements , U.S. fire department directory, email lists, passwords , usernames and trade names; and all of the related social media accounts including but not limited to, Instagram , Twitter , Facebook , Instagram, and Pinterest at closing and associated other rights are more specifically and particularly identified on Exhibit "A" hereto.  For clarity and avoidance of doubt, this Agreement and Website sale is limited to FireFightingNews.com property only.  It does not and is not intended to cover any other FireResQ, Inc., property, assets, websites, domain names, contents, IP rights, logos, passwords, user names, social media account or other items owned, operated or otherwise related to the business of FireResQ, Inc.

2.

PAYMENT TERMS

In consideration for the sale of the Website as defined in paragraph 1 above, the Buyer agrees to pay the Seller the amount of Fifty Thousand Dollars (US $50,000.00) payable at the April 8th, 2015 closing via wire transfer.  Seller to provide to Buyer, Seller’s wire instructions, acceptable form of ID and Fed ID number.

3.

SELLER'S OBLIGATIONS

Seller agrees to facilitate and expedite transfer of the Website and all of its respective contents as defined above at closing. Further, Seller agrees to make himself available, at mutually acceptable times, for up to 30 minutes per week by telephone for two months following the closing until June 8, 2015.

4.

REPRESENTATIONS AND WARRANTIES BY THE SELLER

a)

The Seller has all the necessary right, power and authorization to sign and perform all the obligations under this Agreement.

b)

The Seller has the exclusive ownership of the Website and there are no current disputes or threat of disputes with any third party over the proprietary rights to the Website or any of the Website’s content.

c)

The Seller warrants that the website asset of FireFightingNews.Com is stable and no material loss of revenue or traffic is expected.

d)

The execution and performance of this Agreement by the Seller will not constitute or result in a violation of any material agreement to which the Seller is a party.

e)

After Closing, the Buyer will place banner and text link ads on the FireFightingNews.com website, as well as on newsletters and other methods that may include social media posts and a buyer's guide or anything mutually agreed upon by the Buyer and Seller.  Seller shall pay $.75 per click to Buyer for all clicks on Seller’s Advertisements (FireResQ, Inc / Fire Hose Direct and related companies) placed on the FireFightingNews.Com website and related materials (newsletters, social media), up to a maximum payment of $1,000 per calendar month for each month between April 8, 2015 and October 8, 2015.  Paid clicks will be determined by FireHoseDirect.com Google Analytics Account, copies of which will be provided to Buyer upon request.  This ongoing advertising will be evaluated every six months beginning October 8, 2015, to be sure click pricing, advertising methods and results of such advertising continue to be fair to both Buyer and Seller, and if so, Seller may elect (but is not required) to continue such advertising.

f)

Provided that Buyer and Seller can agree on a mutually acceptable advertising method, Seller intends to keep advertising on FireFightingNews.com at least until October 8, 2015, as this was the primary inducement for Buyer to purchase the FireFightingNews.com website.

5.

INDEMNITY

The Seller shall indemnify and hold harmless the Buyer against all damages, losses or liabilities, which may arise with respect to the Website, its use, operation or content, to the extent such damage, loss or liability was caused by the wrongful conduct of Seller prior to the effective date of this Agreement. Such duty to indemnify on the part of the Seller shall terminate as of December 31, 2015.

6.

ADDITIONAL DOCUMENTS

Seller agrees to cooperate with Buyer and take any and all actions necessary to transfer and perfect the ownership of the Website Registration and Hosting from Seller to Buyer, including providing all necessary passwords and usernames on the closing date and thereafter. Seller understands that Buyer is a public company and falls under SEC guidelines and requirements and may need historic accounting and financial records. Should Buyer require accounting and financial records for audit purposes from Seller at a future time, Seller agrees to facilitate and deliver to Buyer, upon written request any and all necessary historical financial records without limitation.

7.

REVENUE HISTORY

The approximate total website revenue for 2014 was $1,859.

8.

NON COMPETE

Seller agrees not to compete with the FireFightingNews.com website being purchased by Bright Mountain, LLC hereunder.  Seller agrees and affirms it will not administer any other fire news reporting website similar to FireFightingNews.com for a period of four years.  For clarity and avoidance of doubt, Buyer acknowledged that FireResQ, Inc., is currently in the fire related business and nothing contained in this Agreement, including but not limited to this Non-Compete, is intended to or shall have the effect of limiting FireResQ, Inc.’s ability to conduct business activities necessary to operate its business.

9.

NOTICE

All notices required or permitted under this Agreement shall be deemed delivered when delivered in person or by certified mail, return receipt requested, with copy sent via  e mail, postage prepaid, addressed to the appropriate party at the address shown for  that party at the beginning of this Agreement. The parties hereto may change their addresses by giving written notice of the change in the manner described in this paragraph. Any party hereto may acknowledge receipt of a document or other information by email and expressly waive their right to notice of that document or other information by mail in said email communication.

10.

ENTIRE AGREEMENT AND MODIFICATION

This Agreement constitutes the entire agreement between the parties. No modification or amendment of this Agreement shall be effective unless in writing and signed by both parties. This Agreement replaces any and all prior agreements between the parties.

11.

INVALIDITY OR SEVERABILITY

If there is any conflict between any provision of this Agreement and any law, regulation or decree affecting this Agreement, the provision of this Agreement so affected shall be regarded as null and void and shall, where practicable, be curtailed and limited to the extent necessary to bring it within the requirements of such law, regulation or decree but otherwise it shall not render null and void other provisions of this Agreement.

12.

GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

Signed this 8th day of April, 2015.

Seller: FireResQ, Inc.

By:	Barry McConaghey, President

Signature:	/s/ Barry McConaghey

Buyer: Bright Mountain. LLC

By:	W. Kip Speyer: President

Signature:	/s/ W. Kip Speyer

Exhibit "A" Website and Associated Rights

FireFightingNews.com

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Domain name

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Trademarks

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Facebook

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